UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2017

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 203-4100

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed by Sorrento Therapeutics, Inc. (the “Company”), on April 25, 2016, Wildcat Liquid Alpha, LLC (“WLA”) filed a complaint in the Court of Chancery of the State of Delaware seeking an order compelling the Company to provide WLA with certain documents, books and records for inspection and copying pursuant to an April 11, 2016 demand made by WLA (the “Inspection Demand Action”).

On May 13, 2016, WLA filed a derivative action in the Court of Chancery of the State of Delaware (the “WLA Action” and, together with the Inspection Demand Action, the “Actions”) against each of the members of the Board at the time, Henry Ji, William S. Marth, Kim D. Janda, Jaisim Shah, David H. Deming, and Douglas Ebersole (the “Prior Board”) and against the Company as nominal defendant. After the members of the Prior Board and the Company moved to dismiss, on August 12, 2016, WLA filed an amended complaint containing both direct and derivative claims against each of the members of the Prior Board and against the Company as nominal defendant, alleging, among other things: (1) breach of fiduciary duty with respect to the formation of, and certain options and warrants issued by, certain of the Company’s subsidiaries to Dr. Ji and members of the Prior Board (the “Subsidiary Options Claim”); (2) breach of fiduciary duty with respect to the Company’s prior announcement that it had entered into a voting agreement with Yuhan Corporation (“Yuhan”) in connection with a transaction through which it purchased $10 million of shares of the Company’s common stock and warrants (the “Yuhan Agreement Claim”); (3) waste of corporate assets regarding the foregoing; (4) unjust enrichment regarding the foregoing; and (5) violation of 8 Del. C. § 160 based on the Yuhan voting agreement.

As previously disclosed by the Company, on March 17, 2017, the Company, the members of the Prior Board and WLA entered into a confidential settlement agreement and release (the “Settlement Agreement”) pursuant to which, among other things, each party agreed to forever release and not to sue the other party with respect to the claims asserted in the Actions and WLA agreed to take all actions to seek to dismiss the Actions without prejudice within ten business days following the execution of the Settlement Agreement. As part of the Settlement Agreement, the Company also agreed (1) to terminate all options and warrants currently outstanding in Company subsidiaries that have been granted to Dr. Ji and any other director of the Company no later than 60 days after the Company’s next annual meeting, (2) to grant WLA the right to designate a representative to attend all meetings of the Company’s board of directors in a nonvoting observer capacity, (3) to act in good faith to attempt to add two additional independent directors to the Company’s board of directors, and (4) to pay $400,000 as reimbursement for WLA’s out of pocket fees and expenses. In addition, WLA agreed to comply with a two-year standstill period, during which WLA is prohibited from engaging in certain actions relating to controlling or influencing the management of the Company.

On May 31, 2017, the Court of Chancery of the State of Delaware entered an order providing for dismissal of the Actions without prejudice pursuant to the terms of the Settlement Agreement, to be effective upon the Company submitting to the Court of Chancery of the State of Delaware a notice of the filing of this Current Report on Form 8-K with the Securities and Exchange Commission. The order further provided that the Form 8-K shall state that the Court of Chancery of the State of Delaware has not approved the Settlement Agreement, and that contact information for counsel for plaintiff and defendants should be provided for any inquiries, which contact information is as follows: counsel to the Company and defendants: Peter M. Stone, Paul Hastings LLP, 1117 S. California Avenue, Palo Alto, California 94304; counsel to plaintiff WLA: Albert Shemmy Mishaan, Kasowitz, Benson, Torres & Friedman LLP, 1633 Broadway, New York, New York 10019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: June 1, 2017	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President and Chief Executive Officer